EXHIBIT 99.01

EXCERPT FROM LEHMAN BROTHERS HOLDINGS INC.

ANNUAL REPORT ON FORM 10-K

FOR THE FISCAL YEAR ENDED NOVEMBER 30, 2007

ITEM 1A. RISK FACTORS

You should carefully consider the following risks and all of the other information set forth in this Report, including the Consolidated Financial Statements and the Notes thereto. If any of the events or developments described below were actually to occur, our business, financial condition, results of operations or cash flows could be materially adversely affected.

Market Risk

As a global investment bank, risk is an inherent part of our business. Our businesses are materially affected by conditions in the financial markets and economic conditions generally around the world. A favorable business environment is generally characterized by, among other factors, high global gross domestic product growth, stable geopolitical conditions, transparent and efficient capital markets, liquid markets with active investors, low inflation, high business and consumer confidence and strong business earnings. Slowing growth, contraction of credit, increasing energy prices, declines in business or investor confidence or risk tolerance, increases in inflation, higher unemployment, outbreaks of hostilities or other geopolitical instability, corporate, political or other scandals that reduce investor confidence in capital markets and natural disasters, among other things, can affect the global financial markets. In addition, economic or political pressures in a country or region may cause local market disruptions and currency devaluations, which may also affect markets generally. In the event of changes in market conditions, such as interest or foreign exchange rates, equity, fixed income, commodity or real estate valuations, liquidity, availability of credit or volatility, our businesses could be adversely affected in many ways, including those described below. See Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management—Market Risk” for a further discussion of the market risks to which we are exposed.

Our Client-Flow Revenues May Decline in Adverse Market Conditions. Recently, the residential real estate market in the U.S. has experienced a significant downturn due to declining real estate values, substantially reducing mortgage loan originations and securitizations, and precipitating more generalized credit market dislocations and a significant contraction in available liquidity globally, which negatively impacted our revenues. These factors have continued into the beginning of fiscal 2008 and, combined with rising oil prices, declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and fears of a possible recession. Further declines in real estate values in the U.S. or elsewhere and continuing credit and liquidity concerns could further reduce our level of mortgage loan originations and securitizations and increase our mortgage inventory while adversely affecting its value. In addition, continued or further credit market dislocations or sustained market downturns may reduce client flow revenues and adversely affect the value of our inventory in other businesses.

Changes in interest rates, and in particular long-term rates, especially if such changes are rapid, may create a less favorable environment for certain of our businesses. Rising interest rates may cause a decline in our mortgage origination and securitization businesses in particular, as the volume of our origination and securitization activity may decline.

Our Investment Banking revenues, in the form of financial advisory and debt and equity underwriting fees, are directly related to the number and size of the transactions in which we participate and therefore were adversely affected in the latter half of 2007 by the mortgage and credit market dislocations, and may be further impacted by continued or further credit market dislocations or sustained market downturns.

Sustained market downturns or continued or further credit market dislocations and liquidity issues would also likely lead to a decline in the volume of capital market transactions that we execute for our clients and, therefore, to a decline in the revenues we receive from commissions and spreads earned from the trades we execute for our clients. In addition, because the fees that we charge for managing our clients’ portfolios are in many cases based on the value of those portfolios, a market downturn that reduces the value of our clients’ portfolios would reduce the revenues we receive from our asset management business. Heightened risk aversion among investors may cause them to shift their trading activity to higher quality and more liquid products, which are generally somewhat less profitable for us.

Even in the absence of a market downturn, below-market investment performance by our fund and portfolio managers could reduce Investment Management revenues and assets under management and result in reputational damage that might make it more difficult to attract new investors.

We May Incur Losses Due to Fluctuations in Market Rates, Prices and Volatility. Market risk is inherent in our client-driven market-making transactions and proprietary trading and principal investment activities in equity and fixed income securities, commodities, currencies and derivatives and our mortgage and loan origination and syndication activities. Fluctuations in market rates, prices and volatility, especially if the changes are rapid and without warning, can adversely affect the market value of our long or short inventory and proprietary and principal positions and, to the extent that such positions are not adequately hedged, cause the Firm to incur losses. To the extent that we hold long inventory positions, a downturn in the market could result in losses from a decline in the value of those positions. On the other hand, to the extent that we have sold inventory short, an upturn in those markets could expose us to losses as we attempt to cover our short positions by acquiring assets in a rising market. The adverse conditions in the U.S. housing market, dislocations in the credit markets and corrections in certain asset-backed security market segments resulted in substantial valuation reductions in the past fiscal year, most significantly on mortgage- and real estate-related positions and lending obligations. Market credit spreads have recently gone from historically tight to historically wide levels, and a further widening of credit spreads or worsening of credit market dislocations or sustained market downturns could have additional negative effects on the value of our inventory.

In our market-making and specialist transactions, we maintain substantial inventory positions from time to time, acting as a financial intermediary for our clients, and we hold inventory positions in the normal course of business to allow clients to rebalance their portfolios and diversify risks across market cycles. Current NYSE rules generally require our specialist business to maintain orderly markets in the securities for which it is a specialist. Specialists are obligated to take positions in their issues counter to the direction of the market in order to minimize short-term imbalances in the market, involving risk of loss during periods of market fluctuation and volatility.

In our mortgage and loan origination and securitization businesses, we are also subject to risks from decreasing interest rates. Most residential mortgages and consumer loans provide that the borrower may repay them early. Borrowers often exercise this right when interest rates decline. As prepayments increase, the value of mortgages and other loans with prepayment features held in inventory prior to securitization generally will decrease, and to the extent that prepayment risk has not been hedged, prepayments may result in a loss.

We also maintain long and short positions through our other proprietary trading activities and make principal investments (such as in real estate and real estate-related products and private equity), which are also subject to market risks. The value of these positions can be adversely affected by changes in market rates, prices and volatility. We have increased our proprietary trading and principal investing activities and expect to continue to do so, which increases our exposure to market risk.

On the other hand our client-flow and proprietary trading businesses generally depend on market volatility to provide trading and arbitrage opportunities, and a decline in volatility may reduce these opportunities and adversely affect the results of these businesses.

Holding Large and Concentrated Positions May Expose Us to Losses. Concentration of risk may reduce revenues or result in losses in our market-making, specialist, block trading, underwriting, proprietary trading, principal investment and lending businesses in the event of unfavorable market movements even when economic and market conditions are generally favorable for others in the industry. We have committed substantial amounts of capital to these businesses, which often require us to take large positions in the securities of, or make large loans to, a particular issuer or issuers in a particular industry, country or region. Moreover, the trend in all major capital markets is towards larger and more frequent commitments of capital in many of these activities, and we expect this trend to continue. For example, large positions of securities are increasingly being sold in block trades rather than on a marketed basis, which could increase the risk that we may be unable to resell the securities at favorable prices. While our activities expose us to many different counterparties, we routinely execute a high volume of transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment funds and other institutional clients, resulting in significant credit concentration with respect to this industry. In the ordinary course of business, we may also be subject to a concentration of credit risk to a particular counterparty, borrower or issuer. Concentration of risk will increase as we expand our proprietary trading and principal investing activities or commit additional capital to facilitate client-driven business.

Market Risk May Increase the Other Risks That We Face. In addition to the potentially adverse effects on our businesses described above, market risk could exacerbate other risks that we face. For example, if we were to incur substantial market risk losses, our need for liquidity could rise significantly, while our access to liquidity could be impaired. In addition, in conjunction with a market downturn, our clients and counterparties could incur substantial losses of their own, thereby weakening their financial condition and increasing our credit risk exposure to them.

Credit Risk

We May Incur Losses Associated with Our Credit Exposures. Credit risk represents the possibility a counterparty or an issuer of securities or other financial instruments we hold or a borrower of funds from us will be unable to honor its contractual obligations to us. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Default risk may also arise from events or circumstances that are difficult to foresee or detect, such as fraud. Credit risk may arise, for example, from holding securities of third parties; entering into swap or other derivative contracts under which counterparties have obligations to make payments to us; executing securities, futures, currency or commodity trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries; and extending credit to our clients through bridge or margin loans or other arrangements. As a clearing member firm, we finance our client positions, and we could be held responsible for the defaults or misconduct of our clients. See Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management—Credit Risk” for a further discussion of the credit risks to which we are exposed. Our principal focus has been acting as an intermediary of credit. In recent years, we have expanded our activities associated with providing our clients access to credit and liquidity and have also expanded our swaps and derivatives businesses. The amount and duration of our credit exposures have been increasing, as has the diversity of the entities to which we have credit exposures. The extension and pricing of credit is subject to competitive pressure. In addition, corporate clients sometimes seek to require credit commitments from us in connection with investment banking and other assignments. Further, the recent widening of credit spreads and dislocations in the credit markets have in some cases made it more difficult to syndicate credit commitments to investors, and further widening of credit spreads or worsening of these dislocations could increase these difficulties, resulting in increased credit exposures.

Defaults by Another Large Financial Institution Could Adversely Affect Financial Markets Generally. The commercial soundness of many financial institutions may be closely interrelated as a result of credit, trading, clearing or other relationships between the institutions. As a result, concerns about, or a default by, one institution could lead to significant market-wide liquidity problems, losses or defaults by other institutions. This is sometimes referred to as “systemic risk” and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which we interact on a daily basis, and therefore could adversely affect Lehman Brothers.

Liquidity Risk

Liquidity, that is ready access to funds, is essential to our businesses. Financial institutions rely on external borrowings for the vast majority of their funding, and failures in our industry are typically the result of insufficient liquidity.

An Inability to Access the Debt Markets Could Impair Our Liquidity. We maintain a liquidity pool available to Holdings that is intended to cover all expected cash outflows for one year in a stressed liquidity environment, which assumes, among other things, that during that year we cannot issue unsecured debt. See Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity, Funding and Capital Resources—Liquidity” for a discussion of our liquidity needs and liquidity management.

To the extent that a liquidity event lasts for more than one year, or our expectations concerning the market conditions that exist during a liquidity event, or our access to funds, prove to be inaccurate (e.g., the level of secured financing “haircuts” (the difference between the market and pledge value of the assets) required to fund our assets in a stressed market event is greater than expected, or the amount of drawdowns under our commitments to extend credit in a stressed market environment exceeds our expectations), our ability to repay maturing indebtedness and fund operations could be significantly impaired. Even within the one-year time frame contemplated by our liquidity pool, we depend on continuous access to secured financing in the repurchase and securities lending markets, which could be impaired by factors that are not specific to Lehman Brothers, such as a severe disruption of the financial markets.

Structured Instruments May Have Limited Liquidity. The financial instruments that we hold and the contracts to which we are a party are increasingly complex, as we employ structured products to benefit our clients and ourselves, and these complex structured products often do not have readily available markets to access in times of liquidity stress. The growth of our proprietary investing activities may lead to situations where the holdings of structured instruments represent a significant portion of specific markets, which could restrict liquidity for our positions. Further, our ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time.

We Are a Holding Company and Are Dependent on Our Subsidiaries for Funds. Since Holdings is primarily a holding company, our cash flow and consequent ability to pay dividends and satisfy our obligations under securities we issue are dependent upon the earnings of our subsidiaries and the distribution of those earnings as dividends or loans or other payments by those subsidiaries to Holdings. Several of our principal subsidiaries are subject to various capital adequacy requirements promulgated by the regulatory, banking and exchange authorities of the countries in which they operate and/or to capital targets established by various ratings agencies. These regulatory rules, and certain covenants contained in various debt agreements, may restrict our ability to withdraw capital from our subsidiaries by dividends, loans or other payments. Further information about these requirements and restrictions is set forth in Note 15 to the Consolidated Financial Statements in Part II, Item 8, of this Report. Additionally, our ability to participate as an equity holder in any distribution of assets of any subsidiary upon liquidation is generally subordinate to the claims of creditors of the subsidiary.

Credit Ratings

Our borrowing costs and our access to the debt capital markets depend significantly on our credit ratings. A reduction in our long- or short-term credit ratings could increase our borrowing costs, limit our access to the capital markets and trigger additional collateral requirements in derivative contracts and other secured funding arrangements. Credit ratings are also important to us when competing in certain markets, such as longer-term over-the-counter derivatives. Therefore, a substantial reduction in our credit ratings would reduce our earnings and adversely affect our liquidity and competitive position. See Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity, Funding and Capital Resources—Liquidity” and “—Credit Ratings” for additional information concerning our credit ratings.

Risks Relating to Use of Estimates and Valuations

We make various estimates that affect reported amounts and disclosures. Broadly, those estimates are used in measuring fair value of certain financial instruments, accounting for identifiable intangible assets and goodwill, establishing provisions for potential losses that may arise from litigation, regulatory proceedings and tax examinations, assessing our ability to realize deferred taxes and valuing equity-based compensation awards. Estimates are based on available information and judgment. Therefore, actual results could differ from our estimates and that difference could have a material effect on our consolidated financial statements.

Financial instruments and other inventory positions owned (including commitments and guarantees, but excluding real estate held for sale), and financial instruments and other inventory positions sold but not yet purchased, are presented at fair value, with realized and unrealized gains or losses reflected in Principal transactions in our Consolidated Statement of Income. We account for real estate held for sale at the lower of its carrying amount or fair value less cost to sell. In addition, certain long and short-term borrowing obligations, principally hybrid financial instruments, and certain deposits at U.S. banks, are reflected at fair value. Fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. In particular, certain mortgage and asset-backed securities, certain corporate debt, certain private equity investments, certain commitments and guarantees and certain derivatives have no direct observable levels, and their valuations require significant estimation and judgment and therefore are subject to significant subjectivity. Reliance on estimation and judgment increases in adverse market conditions with decreased liquidity, such as those experienced recently.

See Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” and Notes 1 and 3 through 10 to the Consolidated Financial Statements in Part II, Item 8, of this Report for additional information concerning our use of estimates and valuation methodologies.

Risks Relating to Off-Balance Sheet Entities

In the normal course of our business, we enter into various transactions with special purpose entities (“SPEs”). We do not consolidate certain SPEs in which we do not have a controlling financial interest as defined under applicable accounting standards. When we do not consolidate an entity, we either present our investment in the entity at fair value or apply the equity method of accounting. The assessment of whether the accounting criteria for consolidation are met requires management to exercise significant judgment. A determination of whether we have a controlling financial interest in an entity, and therefore our assessment of consolidation of that entity, is initially made at the time we become involved with the entity. If certain events occur that require us to re-assess our initial determination of non-consolidation or if our judgment of non-consolidation is in error, we could be required to consolidate the assets and liabilities of an SPE onto our consolidated balance sheet and recognize its future gains or losses in our consolidated statement of income. Further, existing accounting standards may be changed, or interpretations of those standards may change, in the future in a manner that requires or increases the risk of consolidation of some SPEs. Consolidation could affect the size of our consolidated balance sheet and related funding requirements, our financial and regulatory capital ratios and, if the SPE’s assets include unrealized losses, could require us to recognize those losses.

In addition, we have various commitments to and obligations associated with SPEs, including liquidity commitments and funded loans to certain conduits and other SPEs, limited downside protection guarantees to investors in certain SPEs, obligations as a general partner and investment advisor to private equity and other investment partnerships, indemnification obligations to investors in certain securitization vehicles we sponsor with respect to customary representations and warranties we make about the assets of SPEs, proprietary investments and retained interests in various SPEs and others. For additional information about our consolidation accounting policies and transactions with SPEs, and events that may require us to re-assess our determination of non-consolidation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Consolidation Policies” and “—Off-Balance-Sheet Arrangements—Special Purpose Entities” in Part II, Item 7, and Notes 1, 6 and 9 to the Consolidated Financial Statements in Part II, Item 8, of this Report.

Operational Risk

Operational Risks May Disrupt Our Businesses, Result in Losses or Reputational Damage or Limit Our Growth. We face operational risk arising from errors made in the execution, confirmation or settlement of transactions or from transactions not being properly recorded, evaluated or accounted for. Derivative contracts are not always confirmed by the counterparties on a timely basis; while the transaction remains unconfirmed, we are subject to heightened credit and operational risk and in the event of a default may find it more difficult to enforce the contract. Our businesses are highly dependent on our ability to process, on a daily basis, a large number of transactions across numerous and diverse markets in many currencies and the transactions we process have become increasingly complex. Consequently, we rely heavily on our financial, accounting and other data processing systems. If any of these systems do not operate properly or are disabled, we could suffer financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage. The inability of our systems to accommodate an increasing volume of complex transactions could also constrain our ability to expand our businesses. In recent years, we have substantially upgraded and expanded the capabilities of our data processing systems and other operating technology, and we expect that we will need to continue to upgrade and expand in the future to avoid disruption of, or constraints on, our operations.

Our businesses and operations rely on the secure processing, storage and transmission of confidential and other information, and, increasingly, on the internet. We routinely transmit and receive personal, confidential and proprietary information by email and other electronic means. We have made available to clients and counterparties certain secure transmission capabilities; however, our clients and counterparties do not always choose to avail themselves of these capabilities. We take extensive protective measures for our computer systems, internet sites, software and networks to protect against vulnerabilities to unauthorized access, computer viruses, denial of service attacks or other events that could have a security or business impact. If, nevertheless, such events should occur, they could result in significant losses or reputational damage. We are exposed to similar risks arising from the interception of personal, confidential or proprietary information sent to or received from, or the misuse or mishandling thereof by, vendors, service providers and other third parties who may receive such information from us, and our ongoing efforts to improve security over email and encrypted file transfers and to ensure that these third parties have appropriate controls in place may not be successful.

We also face the risk of operational or business failure of any of the clearing agents or other financial intermediaries or data providers we use, and as our interconnectivity with our clients grows, we face higher levels of operational risk that could adversely affect our ability to effect transactions, service our clients and manage our exposure to risk.

When we originate or purchase residential mortgage loans, we rely heavily upon information supplied by third parties, including the information contained in the loan application, property appraisal, title information and employment and income documentation. If any of this information is intentionally or negligently misrepresented, whether by the loan applicant, the mortgage broker, another third party or one of our employees, and such misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than expected and/or be unsaleable or subject to repurchase if it is sold prior to detection of the misrepresentation. While relevant laws may not explicitly hold the originating lenders responsible for the legal violations of mortgage brokers, increasingly federal and state agencies have sought to impose such assignee liability.

In addition, despite the contingency plans we have in place, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which we are located. This may include a disruption involving electrical systems, communications, transportation or other services used by Lehman Brothers or third parties with which we conduct business, terrorist activities or disease pandemics. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management” in Part II, Item 7, of this Report for a description of our Risk Management infrastructure and procedures.

Acquisitions or Joint Ventures Could Present Unforeseen Integration Obstacles or Costs. Acquisitions and joint ventures involve a number of risks and present financial, managerial and operational challenges, including difficulty with integrating personnel and financial and other systems, hiring additional management and other critical personnel and increasing the scope, geographic diversity and complexity of our operations. In addition, we may not realize the anticipated benefits from an acquisition, and we may be exposed to additional liabilities of any acquired business.

Legal, Regulatory and Reputational Risk

We face the risk of litigation and intervention by regulatory authorities in all jurisdictions in which we conduct our businesses. Among other things, we could be subjected to judgments or fines, be prohibited from engaging in some of our business activities or be subjected to limitations or conditions on our business activities, all of which could result in significant losses or reputational damage.

We Face Significant Litigation Risks in Our Businesses. The volume of litigation against financial services firms and the amount of damages claimed have increased over the past several years. We are exposed to potential liability as an underwriter under securities or other laws for materially false or misleading statements made in connection with securities and other transactions, potential liability for the “fairness opinions” and other advice we provide to participants in corporate transactions and disputes over the terms, conditions and risks of trading arrangements. We also face the possibility that counterparties will claim that we improperly failed to tell them of the risks or that they were not authorized or permitted to enter into these transactions with us and that their obligations to Lehman Brothers are not enforceable. In our Investment Management segment, we are exposed to claims against us for recommending investments that are not consistent with a client’s investment objectives or engaging in unauthorized or excessive trading. The downturn in the mortgage and mortgage-backed securities markets may result in increased claims of this type, and during a prolonged market downturn, we would expect these claims to further increase. We are also subject to claims arising from disputes with employees for alleged discrimination or harassment, among other things. These risks often may be difficult to assess or quantify, and their existence and magnitude often remain unknown for substantial periods of time. We incur significant legal expenses every year in defending against litigation, and we expect to continue to do so in the future. See Part I, Item 3, “Legal Proceedings” for a discussion of some of the legal and regulatory matters in which we are currently involved.

Extensive Regulation of Our Businesses Limits Our Activities and May Subject Us to Significant Penalties. Lehman Brothers, as a participant in the financial services industry, is subject to extensive regulation under both federal and state laws in the U.S. and under the laws of the many global jurisdictions in which we do business. We are also regulated by a number of self-regulatory organizations. The industry has experienced increased scrutiny from a variety of regulators, including the SEC, FINRA and state attorneys general. Over the last several years, penalties and fines sought by regulatory authorities in our industry have increased substantially, and certain regulators have been more likely to commence enforcement actions.

The requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with Lehman Brothers. Consequently, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. If we were found to have breached certain of these rules or regulations, we could face the risk of significant intervention by regulatory authorities in all jurisdictions in which we conduct our businesses, including extended investigation and surveillance activity, adoption of costly or restrictive new regulations and judicial or administrative proceedings that may result in substantial penalties. Among other things, we could be fined or prohibited from engaging in some of our business activities.

Additional legislation and regulations, changes in rules imposed by regulatory authorities, self-regulatory organizations and exchanges or changes in the interpretation or enforcement of existing laws and rules may adversely affect our business and profitability. Our business may be materially affected not only by regulations applicable to us as an investment bank, but also by regulations of general application, including existing and proposed tax legislation and other governmental regulations and policies (including the interest rate and monetary policies of the Federal Reserve Board and other central banks) and changes in the interpretation or enforcement of existing laws and rules that affect the business and financial communities.

In emerging markets in particular, we may be subject to risks of possible nationalization, expropriation, price controls, capital controls, currency exchange controls and other restrictive governmental actions. In many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market. We are also subject to greater risk in these jurisdictions that transactions we structure might not be legally enforceable in all cases. In addition, in conducting business in these jurisdictions, we are often faced with the challenge of ensuring that our activities are also consistent with U.S. or other laws with extra-territorial application, such as the USA PATRIOT Act and the U.S. Foreign Corrupt Practices Act. Our failure to comply with such laws could result in significant losses or reputational damage.

In the past several years, intensified scrutiny of the energy market by federal, state and local authorities and the public has resulted in increased regulatory and legal proceedings involving electricity, natural gas and other energy commodities merchants. Our business and reputation may be adversely affected by legal and regulatory proceedings arising out of our energy commodities activities.

We are subject to the income tax laws of the jurisdictions in which we have business operations. These tax laws are complex and may be subject to different interpretations by the taxpayer and the relevant governmental taxing authorities. We must make judgments and interpretations about the application of these inherently complex tax laws when determining the provision for income taxes. We are subject to contingent tax risk that could adversely affect our results of operations, to the extent that our interpretations of tax laws are disputed upon examination or audit, and are settled in amounts in excess of established reserves for such contingencies. See Part I, Item 1, “Business—Regulation” for a further discussion of the regulatory environment in which we conduct our businesses.

Our Mortgage Origination Business is Subject to Special Litigation and Regulatory Risks. The laws and regulations of the various jurisdictions in which we conduct our mortgage lending business are complex, frequently changing and, in some cases, in direct conflict with each other. In particular, this business is subject to various laws, regulations and guidance that restrict non-prime loan origination or purchase activities. Some of these laws and regulations provide for assignee liability for warehouse lenders, whole loan buyers and securitization trusts. In addition, the downturn in the U.S. residential real estate market has resulted in increased regulatory scrutiny, and may result in increased complaints and claims, relating to non-prime mortgage origination practices, and further difficulties in the mortgage markets could result in increased exposure to liability, including possible civil and criminal liability, demands for indemnification or loan repurchases from purchasers of our loans (including securitization trusts), class action lawsuits or administrative enforcement actions. Moreover, our customer base and counterparties in this business are substantially different from the high-net-worth and institutional customers and counterparties of most of our other businesses, which presents a different litigation risk profile.

Exposure to Reputational Risks Could Impact the Value of Our Brand. Our reputation is critical in maintaining our relationships with clients, investors, regulators and the general public, and is a key focus in our risk management efforts. In recent years, there have been a number of highly publicized cases involving fraud, conflicts of interest or other misconduct by employees in the financial services industry, and we run the risk that misconduct by our employees could occur. Misconduct by employees could include binding Lehman Brothers to transactions that exceed authorized limits or present unacceptable risks, or hiding from Lehman Brothers unauthorized or unsuccessful activities, which, in either case, may result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. In addition, in certain circumstances our reputation could be damaged by activities of our clients in which we participate, or of hedge funds or other entities in which we invest, over which we have little or no control.

Potential Conflicts of Interest Are Increasing. As we have expanded the scope of our businesses and our client base, we increasingly have to address potential conflicts of interest, including those relating to our proprietary activities. For example, conflicts may arise between our position as a financial advisor in a merger transaction and a principal investment we hold in one of the parties to the transaction. In addition, hedge funds and private equity funds are an increasingly important portion of our client base, and also compete with us in a number of our businesses. In addition, the SEC, FINRA, other federal and state regulators and regulators outside the U.S., including in the U.K. and Japan, have increased their scrutiny of potential conflicts of interest. We have extensive procedures and controls that are intended to ensure that any potential conflicts of interest are appropriately addressed. However, properly dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with conflicts of interest and, it is possible that potential or perceived conflicts could give rise to litigation or enforcement actions.

Competitive Environment

All aspects of our business are highly competitive. Our competitive success depends on many factors, including our reputation, the quality of our services and advice, intellectual capital, product innovation, execution ability, pricing, sales efforts, and the talent of our personnel. Many of our competitors have greater capital resources and greater geographic reach than we do, which enhances their competitive positions.

We Face Increased Competition Due to a Trend Toward Consolidation. In recent years, there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share. These abilities have resulted in pricing pressure in our businesses. We have experienced intense price competition in some of our businesses in recent years. For example, equity and debt underwriting and trading spreads and fees for lending and other activities have been under competitive pressure for a number of years.

Our Revenues May Decline Due to Competition from Alternative Trading Systems. Securities and futures transactions are now being conducted through the internet and other alternative, non-traditional trading systems, and it appears that the trend toward alternative trading systems will continue and probably accelerate. A dramatic increase in computer-based or other electronic trading may adversely affect our commission and trading revenues, including in our specialist business. The NYSE’s adoption of its hybrid market for trading securities may increase pressure on our Equities business as customers execute more of their NYSE-related trades electronically. We have invested significant resources into the development of electronic trading systems and expect to continue to do so, but there is no assurance that the revenues generated by these systems will yield an adequate return on our investment, particularly given the relatively lower commissions arising from electronic trades.

Our Ability to Retain Our Key Employees is Critical to the Success of Our Business. Our people are our most important resource. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract top talent and retain and motivate our existing employees while managing compensation costs.

Risk Management

We have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future. Although we deploy various risk mitigation and risk monitoring techniques, they are subject to judgments as to the timing and duration of their application. Additionally, no risk management procedure can anticipate every market event, and our hedging strategies and other risk management techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk, including risks that are unidentified or unanticipated. Some of our methods of managing risk are based upon our use of observed historical market behavior. As a result, these methods may not predict future risk exposures, which could be significantly greater than the historical measures indicate. The models that we use to assess and control our risk exposures reflect historical correlations among prices of various asset classes or other market indicators, and in times of market stress or other unforeseen circumstances there may be material changes in correlations between asset classes. In the past, including during the recent mortgage and credit market downturn, these types of market movements have at times limited the effectiveness of our hedging strategies and have caused us to incur significant losses, and they may do so in the future. An increase in volatility would increase our measured risk, which might cause us to reduce certain of our business activities. In such circumstances, we may not be able to reduce our positions or our exposure in a timely, cost-effective way or in a manner sufficient to offset the increase in measured risk. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective. See Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management” for a discussion of the policies and procedures we use to identify, monitor and manage the risks we assume in conducting our businesses.

Risks Relating To New Business Initiatives and New Markets

A number of our recent and planned business initiatives and expansions of existing businesses may bring us into contact, directly or indirectly, with new markets and new asset classes and with entities and individuals that are not within our traditional client base. For example, we have expanded our businesses and investments in emerging markets such as Russia, the Middle East, India, Turkey and China, have increased our activities in the markets for derivatives, commodities and foreign exchange and have begun providing loans to small and mid-sized businesses and students. In addition, we are increasingly offering complex structured products and alternative investments to a wider investor base, both directly and through third-party distribution channels. These business activities expose us to new and enhanced risks, including increased credit-related and operational risks, regulatory risks and reputational concerns. As our business expands into new markets and new geographical regions, we will face competitors with more experience and more established relationships with clients, regulators and industry participants in the relevant market, which could adversely affect our ability to expand.